Exhibit 99.1

July 29, 2007

Mr. James V. Mazzo Chairman, President and Chief Executive Officer Advance Medical Optics 1700 E. St. Andrew Place Santa Ana, California 92705

Dear Mr. Mazzo:

I am writing to express the views of the Special Committee of the Board of Directors, and the Board of Directors, of Bausch & Lomb Incorporated in response to your letter dated July 27, 2007 regarding the proposal by Advanced Medical Optics (“AMO”) set forth in your letter dated June 29, 2007 (the “AMO Proposal”).

As you know, during the week of July 9, 2007, after receipt of the letter from ValueAct Capital stating that it owns 8.8 million shares of AMO common stock, representing 14.7% of the outstanding AMO shares, and expressing ValueAct’s intention to vote against the AMO Proposal, the Special Committee’s advisors requested that AMO arrange for them to have access to AMO’s largest stockholders in order to permit such advisors to evaluate the likelihood of such holders voting in favor of the AMO Proposal. The Special Committee’s advisors stated that they were prepared to have representatives of the Special Committee meet with AMO’s stockholders together with AMO’s representatives and that AMO could provide projected standalone and pro forma financial information to such stockholders to assist them in evaluating the transaction contemplated by the AMO Proposal, assuming such information was simultaneously filed with the SEC. AMO did not respond to that request.

It is Bausch & Lomb’s view that AMO did not then and does not now need a waiver under the Confidentiality Agreement between AMO and Bausch & Lomb dated May 28, 2007 (the “Confidentiality Agreement”) to discuss with AMO’s stockholders the terms and conditions of the AMO Proposal that have been publicly available since July 5, 2007, and publicly available in greater detail since the Bausch & Lomb preliminary proxy statement was filed on July 10, 2007.

In the absence of a response from AMO to the Special Committee’s request that AMO arrange access to certain of its stockholders referred to above, representatives of the Special Committee spoke with representatives of certain of AMO’s largest stockholders (based on their latest SEC filings reporting ownership) in an effort to understand whether those holders were likely to vote in favor of the transaction contemplated by the AMO Proposal. No votes were solicited nor was any nonpublic information provided or discussed. Based upon those discussions, we believe there is substantial uncertainty with respect to AMO’s ability to secure AMO stockholder approval.

However, in order to permit AMO to attempt to provide concrete credible evidence that AMO stockholder approval can be secured, Bausch & Lomb hereby grants a limited waiver solely under paragraph numbered “3” of the Confidentiality Agreement, to the extent such a waiver is necessary, as we were prepared to do more than two weeks ago, for AMO to provide the information set forth in your letter dated July 27, 2007 to certain of AMO’s stockholders, so long as AMO files all of such information simultaneously with the SEC and no other non-public information is provided, orally or otherwise. The limited waiver does not permit AMO to provide any non-public information concerning Bausch & Lomb. We note that Bausch & Lomb’s five year forecast is summarized in the preliminary proxy statement and therefore is public, to the extent set forth therein. We note further that to the extent Bausch & Lomb is required to summarize information concerning projected pro forma information provided to Bausch & Lomb by AMO in the proxy statement relating to the merger with Warburg Pincus, such information will also be public, to the extent set forth therein. For the avoidance of doubt, the waiver granted is limited to paragraph numbered “3” of the Confidentiality Agreement as set forth above, and does not apply to any other provision thereof including, without limitation, paragraph numbered “4” thereof.

I am informed that the preliminary proxy statement relating to the Warburg Pincus merger will be refiled early this week, with an anticipated mailing shortly thereafter. We therefore request that you provide concrete, credible evidence of AMO’s ability to secure AMO stockholder approval no later than 12:00 p.m., on Friday, August 3, 2007. In our view, concrete, credible evidence means, at a minimum, direct confirmation to representatives of the Special Committee by AMO’s stockholders holding sufficient AMO shares to approve the transaction contemplated by the AMO Proposal. We reserve the right to evaluate such evidence according to such criteria as we deem appropriate.

With respect to the other points in your letter:

  Given what we believe to be substantial uncertainty with respect to AMO’s ability to obtain approval from its stockholders, the proposed $50 million reverse termination fee is inadequate.
  We have been advised by Warburg Pincus that it will not agree to amend its merger agreement with Bausch & Lomb as contemplated by your “Alternative #2”.

Please note that your July 27, 2007 letter does not respond to our request in our July 24, 2007 letter that you address the other concerns regarding value and certainty of consummation we have identified in my letters on behalf of the Special Committee dated July 3, 2007 and July 18, 2007. Without the requisite assurances as to value and certainty, including as to your ability to secure AMO stockholder approval, the Special Committee and the Board of Directors intend to revoke AMO’s designation as an Excluded Party under the Warburg Pincus merger agreement, and reserve the right to do so at any time.

The Board of Directors of Bausch & Lomb Incorporated continues to recommend the pending merger of Bausch & Lomb with affiliates of Warburg Pincus pursuant to the Warburg Pincus merger agreement.

On behalf of the Special Committee of the Board of Directors, and the Board of Directors, of Bausch & Lomb Incorporated,

/s/ William H. Waltrip William H. Waltrip Chairman, Special Committee